Exhibit 99.1

NEWS RELEASE

Contact:	Suzy W. Taylor
866-652-1810

FirstCity Financial Receives Lawsuit Proceeds of $6.1 Million

Waco, Texas, December 22, 2009……  FirstCity Financial Corporation (NASDAQ: FCFC) today announced that final settlement has been obtained and settlement proceeds of approximately $6.1 million have been received by the company pursuant to the Agreement and Stipulation of Settlement described in its release dated September 30, 2009 (reprinted below) and in a Form 8-K filed with the SEC on September 30, 2009 (available on the company’s website at http://www.fcfc.com/secfilings.htm). The final settlement resolves certain claims in the pending lawsuit related to the ownership of demutualization proceeds from the sale of Prudential stock and dividends interpled by Prudential Financial, Inc.

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market (NASDAQ: FCFC).

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REPRINT of FirstCity Financial Corp. September 30, 2009 Press Release

FirstCity Financial Agrees to Settle Lawsuit

Proceeds of $6.2 Million Anticipated to be Received Prior to Year-End

Waco, Texas, September 30, 2009……  FirstCity Financial Corporation (NASDAQ: FCFC) today announced that it has entered into an Agreement and Stipulation of Settlement which provides for the settlement of the lawsuit involving the disputed ownership of approximately $18.6 million of proceeds from the demutualization of Prudential Insurance Company. The agreement between the three claimants calls for the proceeds to be split evenly between the parties. Pursuant to the agreement, FirstCity Financial will receive approximately $6.2 million in proceeds. The agreement must be approved by the trial court and if approved it is anticipated that the proceeds will be distributed to all parties prior to December 31, 2009.

Details of the lawsuit and settlement are more fully described in a Form 8-K filed with the SEC today and is available on the Company’s website at www.fcfc.com.

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market (NASDAQ: FCFC).